Exhibit 10.12

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of March 4, 2015 by and between ZAIS Group Parent, LLC (the “Company” or “ZGP”) and RQSI Ltd (“RQSI”).

WHEREAS, HF2 Financial Management Inc. (“HF2”) has entered into that certain Investment Agreement, dated as of September 16, 2014, as amended by the First Amendment to the Investment Agreement dated as of October 31, 2014, and the Second Amendment to the Investment Agreement dated as of March 4, 2015 (as amended, the “Investment Agreement”) by and among the Company, HF2 and members of ZGP, pursuant to which HF2 will acquire a majority of the Class A Units of ZGP (the “Business Combination”); and

WHEREAS, Mr. Neil Ramsey (“Ramsey”) (a principal of RQSI), through NAR Special Global, LLC and dQuant Special Opportunities Fund, LP, beneficially owns a 10.1% interest in the Class A Common Stock of the Company; and

WHEREAS, the Company wishes to engage RQSI as a consultant to the Company, its managing member (“Managing Member”), its senior management team, and its wholly owned operating subsidiary ZAIS Group, LLC (the Company, its Managing Member, its senior management team, and ZAIS Group, LLC are collectively referred to herein as “ZAIS”) to consult with ZAIS on all aspects of its mortgage and collateralized loan obligation business (“Business”).

 NOW, THEREFORE, in consideration of the mutual undertakings and premises herein contained, the parties hereto hereby agree as follows immediately following the Effective Date (as defined below):

1. Effective Date. The Effective Date of this Agreement shall be immediately following the Closing of the Business Combination as such term is defined in the Investment Agreement. If the Closing does not occur under the terms of the Investment Agreement, this Agreement shall be null and void and shall automatically terminate without the requirement of any further action by the parties.

2. Consulting Services. RQSI shall provide consulting services to ZAIS as requested by the Managing Member from time to time during the twenty-four month period beginning on the Effective Date, subject to earlier termination as provided under Section 6 below (the “Term”). Ramsey shall be the primary individual providing consulting services regarding matters involving the Company’s Business as reasonably requested from time to time by the Managing Member. Ramsey shall devote so much of his productive time, ability and attention as is necessary or appropriate to perform consulting services as requested or assigned by the Managing Member, and may use others under his supervision at this discretion. RQSI shall have the discretion to determine the location and times of rendering consulting services as well as the method of accomplishing such services. If RQSI determines, with the Company’s consent, that its duties and responsibilities may require Ramsey or others to travel on business to the extent reasonably necessary or appropriate to fully perform the duties and responsibilities under this Agreement, RQSI shall be compensated for its actual out-of-pocket expenses. Ramsey or RQSI may render consulting services to other parties relating to the Business during the Term only after providing advance written disclosure to the Board. Ramsey and RQSI shall offer the Company an opportunity to participate in business opportunities that are from time to time presented to him and his affiliates if the opportunity relates to the Business. Such consulting services will be provided on a best efforts basis and, subject to Section 6, the fee will be due regardless of the actual performance of the Company.

3. Compensation. Irrespective of whether there has been a request for RQSI’s services for any given month, the Company shall pay RQSI $41,666.67 a month during the Term in arrears. In the event that the Term expires, or is terminated for Cause, during the middle of a month, the monthly consulting fee shall be paid pro rata based on the number of days RQSI has provided services under this Agreement. The foregoing amounts shall be RQSI’s sole compensation for all consulting services rendered to the Company under this Agreement.

4. Confidential Information

(a) Over the Term of this Agreement, RQSI and its “Representatives” (as defined below) may have access to, and become familiar with, Confidential Information of the Company (as hereinafter defined). RQSI shall at all times hereinafter maintain in the strictest confidence all such Confidential Information and shall not divulge any Confidential Information to any person, firm or corporation without the Board’s prior written consent. As used herein, “Confidential Information” means proprietary and confidential information concerning ZAIS and /or its subsidiaries or affiliates, regardless of the form in which it is maintained and whether prepared by ZAIS or otherwise, together with analyses, compilations, studies or other documents prepared by RQSI or its “Representatives” which contain such information, including without limitation information on ZAIS’s business, financial condition, results of operations, performance, funds, fund structures, fund assets and liabilities, fund performance, clients, investors, prospects, plans, strategies, employees (including without limitation compensation information), intellectual property, technology, assets and liabilities. All information delivered by ZAIS to RQSI pursuant to this Confidentiality Agreement shall be presumed to be Confidential Information other than any information that (i) was publicly available prior to the date of this agreement or thereafter becomes publicly available without any violation of this agreement on the part of RQSI or any of its Representatives or (ii) was available to RQSI on a non-confidential basis prior to its disclosure to RQSI or its Representatives by ZAIS or (iii) becomes available to RQSI from a person other than ZAIS who, to RQSI’s knowledge after due inquiry, acquired such information lawfully and who is not subject to any legally binding obligation to keep such information confidential. As used in this agreement, the term (i) “person” means an individual or entity, and (ii) “Representatives” means RQSI’s affiliates, officers, directors, and employees, and agents or representatives approved by ZAIS in writing in advance as permitted to receive Confidential Information, and specifically including Ramsey. RQSI shall not use any Confidential Information for any purpose whatsoever except as and to the extent provided in this Agreement or in any other subsequent agreement between the parties.

(b) All Confidential Information made available to, or received by, RQSI shall remain the Company’s property, and no license or other rights in or to the Confidential Information is granted hereby. RQSI’s obligation not to use any Confidential Information disclosed pursuant to this Agreement except as provided in this Agreement shall remain in effect indefinitely, and RQSI shall be prohibited from disclosing any such Confidential Information during the Term and thereafter. All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of the Company, whether prepared by Ramsey or otherwise coming into his possession, and whether classified as Confidential Information or not, shall remain the exclusive property of the Company.

5. Non-Competition. RQSI and Ramsey understand, recognize and agree that, during the Term and for a period two years thereafter, neither it nor Ramsey, or any entity that Ramsey owns or controls shall in any manner, directly or indirectly, enter into or engage in any business competitive with the Business that would in any way compromise the Company’s Confidential Information as described in Section 4 above.

6. Termination. The Company may terminate this Agreement prior to the second anniversary of the Effective Date only for Cause. For purposes of this Agreement, “Cause” shall mean a termination of RQSI’s services by the Company due to (i) gross misconduct, or (ii) a material and willful breach of this Agreement (which material breach for the avoidance of doubt includes refusal to provide services under this Agreement as reasonably requested by the Board of the Company’s Chief Executive Officer) and such refusal continues for sixty (60) days after written notice.

7. Other Matters.

(a) This Agreement contains the complete and entire understanding and agreement between the parties and supersedes any previous communications, representations or agreements, verbal or written, related to the subject matter of this Agreement. This Agreement may only be amended by a writing signed by the party to be charged or its successor(s) in interest.

(b) RQSI acknowledges that neither Ramsey, nor any other employee of RQSI’s that provides consulting services under this Agreement, is not an employee of the Company for any purpose and shall not be entitled to participate in any retirement, health or other benefits which are reserved to employees of the Company. In the performance of all work, duties and obligations under this Agreement, it is mutually understood and agreed that each party is at all times acting and performing as an independent contractor with respect to the other. RQSI shall be solely responsible for and shall comply with all state and federal law pertaining to employment taxes, income withholding, unemployment compensation contribution and other employment related statutes applicable to that party.

(c)  RQSI represents that providing services under this Agreement and compliance by the parties with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which Ramsey or RQSI is a party or by which Ramsey or RQSI may be bound and does not violate applicable law.

(d) This Agreement shall be binding upon and shall inure to the benefit of the parties, their respective heirs, executors, administrators and assigns.

(e) This Agreement shall not be modified or amended except by a written instrument signed by the parties hereto. No waiver or failure to act with respect to any breach or default hereunder, subsequent breach or default, whether of similar or different nature.

(f) This Agreement may not be assigned without the written consent of the other party.

(g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(h) Each party’s performance of its duties and obligations hereunder is conditioned upon, and subject to, the faithful performance by the other party of such other party’s own duties and obligations.

(i) Each of the parties hereto agrees that it shall hereafter execute and deliver such additional instruments and undertake such additional acts as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

(j) This Agreement may be signed in counterparts by the parties. Each counterpart, when executed and delivered, shall be considered a complete and original instrument and it shall not be necessary to produce or account for any other counterpart when making proof of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first written above.

ZAIS GROUP PARENT, LLC

/s/ Christian Zugel		Dated:	March 17, 2015
By:	Christian Zugel
Its:	Managing Member

RQSI LTD.

/s/ Neil Ramsey		Dated:	March 17, 2015
By:	Neil Ramsey
Its:	Principal

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